FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226082-05

Sent: Monday, October 21, 2019 2:36 PM
Subject: GSMS 2019-GSA1 -– Indicative Price Thoughts (Public)(external)

GSMS 2019-GSA1 -– Indicative Price Thoughts (Public)(external)

$738.006 Fixed Rate CMBS Offering

Lead Manager and Sole Bookrunner:	Goldman Sachs & Co. LLC
Co-Manager:	Drexel Hamilton

		Available				Trgt
Class	S&P/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	IPTs	Px
A-1	AAA(sf)/AAAsf/AAA(sf)	14.549	2.84	30.000%	S+42a	100-00
A-2	AAA(sf)/AAAsf/AAA(sf)	26.289	6.92	30.000%	*Pre-Placed*
A-3#	AAA(sf)/AAAsf/AAA(sf)	[235.000]	[9.71]	30.000%	A4-2bps	101-00
A-4#	AAA(sf)/AAAsf/AAA(sf)	[294.519]	[9.89]	30.000%	S+96a	103-00
A-AB	AAA(sf)/AAAsf/AAA(sf)	20.048	7.26	30.000%	S+86a	103-00
A-S	AAA(sf)/AAAsf/AAA(sf)	72.746	9.92	21.375%	S+121a	103-00
B	AA(sf)/AA-sf/AA(sf)	39.009	9.92	16.750%	S+140a	103-00
C	A-(sf)/A-sf/A-(sf)	35.846	9.92	12.500%	S+180a	WAC

# Final A-3 and A-4 class sizes subject to change.  The A-3 could range from $100.000mm to $235.000mm; the A-4 could, in turn, range from $294.519mm to $429.519mm. Please see footnote (7) in the attached term sheet for a discussion of the corresponding WALs and principal windows.

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-226082) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

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